 QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2
FOR IMMEDIATE RELEASE

Yahoo! Appoints New Chief Financial Officer

Susan Decker of Donaldson, Lufkin & Jenrette Assumes CFO Role to
Succeed Retiring CFO Gary Valenzuela

    SANTA CLARA, Calif.—April 5, 2000—Yahoo! Inc. (Nasdaq: YHOO), a leading global Internet communications, commerce and media company, today named Susan L. Decker as its new chief financial officer and senior vice president of finance and administration. She will join the company in June and will work closely with Yahoo!'s current CFO, Gary Valenzuela, until he retires in July. Decker will also be a key member of Yahoo!'s executive team and participate in overall corporate strategic planning. Like Valenzuela, Decker will report to Yahoo!'s chairman and chief executive officer, Tim Koogle.

    Decker has been employed by Donaldson, Lufkin & Jenrette (DLJ) since 1986. Most recently, she served as the Global Head of Research where she was instrumental in building DLJ's global business. In her previous role as a publishing and advertising research analyst, she provided coverage to institutional investors and conducted corporate finance work for more than 30 media companies. In January 2000, she was appointed to Financial Accounting Standards Advisory Council (FASAC) by the Trustees of the Financial Accounting Federation. Decker holds a Bachelor of Science degree from Tufts University, with a double major in computer science and economics, and a Masters of Business Administration from Harvard Business School. She also received the designation of Chartered Financial Analyst (CFA) in 1989.

    "We are extremely pleased to welcome Sue to Yahoo!'s management team. She brings a broad base of financial experience and global expertise to Yahoo!, as well as a solid reputation among the financial community and a deep understanding of Yahoo!'s business," said Tim Koogle. "I am confident that Sue will drive our unrelenting focus on building value for Yahoo! shareholders and will maintain our track record of financial excellence and fiscal conservatism established under Gary's leadership."

    Valenzuela, who joined Yahoo! in February 1996, is retiring to spend more time with his family and pursue other personal interests. He was instrumental in the company's successful Initial Public Offering (IPO) in April 1996, and since that time, he has continued to guide Wall Street and Yahoo! shareholders.

    "As Yahoo!'s CFO, Gary Valenzuela has done an excellent job of developing and maintaining strong, credible relationships with Wall Street, financial analysts and Yahoo! shareholders alike. Gary provided the financial leadership that contributed to the company's strong record of operating performance, starting with the IPO four years ago," added Koogle. "As Gary transitions into retirement, he does so in a way that will allow Sue to inherit and execute upon the strong infrastructure he has created. We are very grateful to Gary for his years of service to Yahoo! and wish him well."

    Yahoo! made no other organizational or reporting structure changes in conjunction with this announcement.

Yahoo! Appoints New Chief Financial Officer/Page 2

About Yahoo!

    Yahoo! Inc. is a global Internet communications, commerce and media company that offers a comprehensive branded network of services to more than 145 million individuals each month worldwide. As the first online navigational guide to the Web, www.yahoo.com is the leading guide in terms of traffic, advertising, household and business user reach, and is one of the most recognized brands associated with the Internet. The company also provides online business services designed to enhance the Web presence of Yahoo!'s clients, including audio and video streaming, store hosting and management, and Web site tools and services. The company's global Web network includes 22 local World properties outside the United States. Yahoo! has offices in Europe, the Asia Pacific, Latin America, Canada and the United States, and is headquartered in Santa Clara, Calif.

# # #

Yahoo! and the Yahoo! logo are registered trademarks of Yahoo! Inc.
All other names are trademarks and/or registered trademarks of their respective owners.

Press Contacts:
Shannon Stubo, Yahoo! Inc., (408) 530-5144, sstubo@yahoo-inc.com
Nicki Dugan, NRW PR, (650) 827-7062, nicki@nrwpr.com

QuickLinks

Yahoo! Appoints New Chief Financial Officer